ZENATECH INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Date: **May 1, 2024**

a. **Introduction**

The Board of Directors ("**Board**") of ZenaTech Inc. (the "**Company**"), on its behalf and on behalf of its subsidiaries, has determined that the Company should formalize its commitment to conducting its business and affairs in accordance with the highest ethical standards by enacting this code of business conduct and ethics.

b. **General Principles**

The Company is committed to conducting its business and affairs with honesty, integrity and in accordance with the highest ethical and legal standards.

This Code of Business Conduct and Ethics (the "**Code**") provides a set of ethical standards to guide each director, officer, employee, consultant and contractor of the Company ("**Representatives**") in the conduct of their business, and for each director, officer and employee constitutes conditions of employment, and for each consultant and contractor constitutes conditions of providing services to the Company.

This Code provides an overview of the Company's expectations for its Representatives and is supplemented by other current policies adopted by the Company and those other polices that may be adopted by the Company from time to time.

c. **Application of this Code**

This Code applies to all Representatives and receipt of the latest version of this Code will be deemed to constitute your acceptance and agreement to be bound by its terms.

d. **Communication of this Code**

Copies of this Code are made available to all persons bound by it, either directly or by posting of the Code on the Company's website.

e. **Compliance with Laws, Code and Policies**

All Representatives, in discharging their duties, shall comply with:

i. the laws, rules and regulations of the jurisdictions where they carry out their duties to the Company and all jurisdictions where the Company conducts its business activities;
ii. this Code; and
iii. all corporate policies, which address many of the following expectations in more detail.

f. **Annual Certification Regarding Compliance**

All directors and officers of the Company, together with any employees, consultants and contractors specified by the Board, shall provide annual certification of compliance with this Code, confirming compliance with all laws, rules and regulations of the jurisdictions where they carry out their duties and where the Company is conducting its business activities, as well as compliance with all the Company policies.

The Chief Financial Officer of the Company shall be responsible for ensuring that annual certifications are obtained on or before the end of the first calendar quarter of each year for all directors, officers, specified employees, specified consultants and specified contractors and for providing written confirmation to the Board that such certifications have been obtained and summarizing the results thereof.

g. **Standards of Good Professional Ethics**

The Company intends that its good reputation shall be maintained and accordingly, all of the Company's activities shall be carried out ethically and with honesty and integrity, in the expectation that these activities will become a matter of public knowledge. Anything less is unacceptable and shall be treated as a serious breach of duty.

h. **Protection and Proper Use of Assets**

All Representatives shall deal with the Company's assets, including all data, information (confidential or otherwise), records, material, facilities and equipment, with the strictest integrity and with due regard to the interests of shareholders and all other stakeholders. the Company's assets may not to be used for personal gain or benefit. In addition, all Representatives must act in a manner to protect such assets from loss, damage, misuse, theft and waste and ensure that such assets are used only for legitimate business purposes.

i. **Confidentiality**

Information is a key asset of the Company. It is the Company's policy to ensure that the Company's proprietary and confidential information, including proprietary and confidential information that has been entrusted to the Company by others, is adequately safeguarded. All confidential information, including information about the Company's business, assets, opportunities, suppliers and competitors should be properly protected from advertent or inadvertent disclosure.

j. **Fair Dealing**

All business dealings undertaken on behalf of the Company, including with its security holders, customers, suppliers, competitors and employees, should be conducted in a manner that preserves the Company's integrity and reputation. It is the Company's policy to seek to avoid misrepresentations of material facts, manipulation, concealment, abuse of confidential information or any other illegal or unfair practices in all dealing with the Company's security holders, customers, suppliers, competitors and employees.

k. **Good Ambassadorship**

All Representatives are ambassadors of the Company in both their business and personal lives. While the Company supports the freedom of the individual to pursue life in his or her own way outside of business hours, Representatives are encouraged to act in a manner which upholds their good reputation and that of the Company.

All Representatives shall represent the Company in a professional manner at all times. Neither the reputation nor the image of the Company shall be jeopardized at any time. The behavior of all Representatives is seen to reflect that of the Company, so all actions must reflect the policies of the Company.

l. **Conflict of Interest**

Representatives, in discharging their duties, shall act honestly and in good faith with a view to the best interests of the Company. Representatives shall avoid situations involving a conflict, or

potential conflict, between their personal, family or business interests, and the interests of the Company, and shall promptly disclose any such conflict, or potential conflict, to the Company.

Representatives shall perform their duties and arrange their personal business affairs in a manner that does not interfere with their independent exercise of judgment. No one working for the Company shall accept financial compensation of any kind, nor any special discount, loan or favor, from persons, corporations or organizations having dealings or potential dealings with the Company.

m. **Corporate Opportunities**

Representatives are prohibited from taking for themselves personally opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Representatives are also prohibited from competing with the Company directly or indirectly and owe a duty to the Company to advance the legitimate interests of the Company when the opportunity to do so arises.

n. **Workplace Safety**

The Company is committed to providing a safe and healthy work environment that complies with all relevant laws and regulations. Workplace violence is not tolerated.

o. **Human Rights**

All Representatives shall adhere to the Company's commitment to promoting respect for internationally recognized human rights as set forth in the United Nations Universal Declaration of Human Rights.

p. **Equal Opportunity**

The Company is committed to providing a work environment that enables all employees to be recruited, and to pursue their careers, free from any form of unwarranted discrimination.

In particular, the Company shall not discriminate on the basis of age, color, creed, disability, ethnic origin, gender, marital status, national origin, political belief, race, religion or sexual orientation, unless required for occupational reasons as permitted by law.

q. **Harassment**

All employees have a right to work in an environment free from all forms of harassment. Harassment is defined as any unwanted conduct or comment that is intimidating, hostile or offensive in the work environment.

r. **Reporting Violations of this Code**

All Representatives shall adhere to the Company's commitment to conduct its business and affairs in a lawful and ethical manner. All Representatives are encouraged to talk to appropriate personnel within the Company when in doubt about the best course of action in a particular situation and to report any breach or suspected breach of law, this Code or any of the Company's corporate policies. The Company prohibits retaliatory action against any officer or employee who, in good faith, reports a possible violation. It is unacceptable to file a report knowing it to be false.

s. **Consequences of Violation of this Code**

Failure to comply with the Code may result in severe consequences, which could include internal disciplinary action or termination of employment or consulting arrangements without notice. The violation of the Code may also violate certain Canadian and/or other laws and if it appears that a Representative may have violated such laws, then the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

t. **Review of this Code**

The Board shall review and evaluate this Code from time to time and generally on an annual basis to determine whether this Code is effective in ensuring that the Company's business and affairs are conducted with honesty, integrity and in accordance with the highest ethical and legal standards.

u. **Queries**

If you have any questions about how this Code should be followed in a particular case, please contact the Chief Executive Officer of the Company.

v. **Waivers of this Code**

Any waiver of this Code with respect to a director or executive officer of the Company may be made only by the Board. Any such waiver shall be disclosed to the extent and in the manner required by applicable laws or stock exchange rules and regulations.

w. **Publication of this Code**

This Code shall be posted on:

- the Company's website at www.zenatech.com; and on SEDAR at www.SEDAR.com.

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Dated:	May 1, 2024
Approved by:	Board of Directors

/s/ Shaun Passley	/s/ James Sherman
DR. SHAUN PASSLEY	JAMES SHERMAN
/s/ Thomas Burns	/s/ Paul Piekos
THOMAS BURNS	PAUL PIEKOS
/s/ Craig Passley	/s/ Neville Brown
CRAIG PASSLEY	NEVILLE BROWN
/s/ Yvonne Rattray	
YVONNE RATTRAY	